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                                                                     EXHIBIT 5.1


                        [RUDNICK & WOLFE LETTERHEAD]

                                July __, 1996                      312/368-4012


The Board of Directors
First Enterprise Financial Group, Inc.
500 Davis Street, Suite 1005
Evanston, Illinois 60201

Dear Sirs:

     We have examined the registration statement filed with the Securities and Exchange Commission on December 8, 1995 (Registration Statement No. 33-80217) and all amendments thereto filed on or before the date of this opinion for registration under the Securities Act of 1933, as amended, of 2,169,636 shares of common stock, par value $0.01 per share, of First Enterprise Financial Group, Inc. (the "Company"), including 282,996 shares which may be sold pursuant to the over-allotment option. We have examined pertinent corporate documents and records of the Company, including its Articles of Incorporation and its By-Laws, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of shares by the Company. We have also made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that 2,169,636 shares of common stock to be offered by the Company have been duly authorized, and, when issued and paid for on the basis referred to in the aforementioned registration statement, such shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm in the prospectus under the caption "Legal Matters".

                                           Very truly yours,

                                           RUDNICK & WOLFE

                                           By:_____________________________